Exhibit 2.8

FIRST AMENDMENT TO AND ASSIGNMENT OF

PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND ASSIGNMENT, DELEGATION, ACCEPTANCE AND ASSUMPTION OF RIGHTS AND OBLIGATIONS ARISING UNDER PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into as of the 31st day of May, 2006 by and among Williams Field Services Company, LLC, a Delaware limited liability company (“WFS”), ONEOK Partners Intermediate Limited Partnership (formerly known as Northern Border Intermediate Limited Partnership), a Delaware limited partnership (“OILP”) and ONEOK Overland Pass Holdings, L.L.C., an Oklahoma limited liability company (“OPH”) (each a “Party” and collectively, the “Parties”). Capitalized terms used in this Amendment but not defined herein shall have the respective meanings given to such terms in the Purchase and Sale Agreement (as defined below).

WITNESSETH

WHEREAS, the WFS and OILP entered into that certain Purchase and Sale Agreement dated as of May 2, 2006 (the “Purchase and Sale Agreement”), pursuant to which WFS agreed to sell ninety-nine percent (99%) of the Membership Interest in the Company to OILP and OILP agreed to buy such interests from WFS; and

WHEREAS, the Parties desire to modify the Effective Time; and

WHEREAS, the consideration paid by OILP to WFS for the Membership Interest is calculated with reference to the actual costs, without mark-up, incurred up to the Closing Date in connection with the development and construction of the Project, and the Parties desire a method for adjusting such consideration to reflect certain costs that are incurred on or before the Closing Date but not recorded by WFS and which WFS ultimately is required to pay; and

WHEREAS, OILP wishes to assign and to delegate all of its rights and obligations under the Purchase and Sale Agreement to OPH; and

WHEREAS, the Parties desire to amend certain of the Purchase and Sale Agreement’s exhibits.

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Sale and Closing. Section 1.1 of the Purchase and Sale Agreement is hereby amended by deleting the last sentence of such section in its entirety and replacing it with the following:

“The Closing shall be deemed to be effective as of 12:01 a.m., Tulsa, Oklahoma time, on June 1, 2006 (the “Effective Time”).”

2. Consideration. Section 1.2 of the Purchase and Sale Agreement is hereby amended by adding the following subsections (c) and (d):

“(c)	Within forty-five (45) days after the Closing Date, Seller may present to Buyer, if applicable, an itemized list reflecting the actual costs, without mark-up, incurred in the development and construction of the Project that (i) were incurred at or prior to the Closing Date but not recorded on the revised version of Exhibit 1.2 delivered by Seller as of the Closing Date, and (ii) were actually paid by Seller. Except to the extent disputed in good faith, all such costs shall be deemed to be an adjustment to the Cash Consideration and shall be paid within five (5) business days of presentment by wire or by interbank transfer of immediately available funds according to the written instructions accompanying the itemized list.

(d)	Seller shall immediately forward to Buyer, and, except to the extent disputed in good faith, Buyer shall pay directly all invoices incurred in the development and construction of the Project received by Seller that were not (i) paid by or on behalf of Seller, (ii) recorded on the final version of Exhibit 1.2, or (iii) due prior to the Closing Date.”

3. Assignment.

(a) Assignment and Delegation. Pursuant to Section 10.7 of the Purchase and Sale Agreement, OILP hereby assigns and delegates to OPH all of the rights and obligations arising from or related to the Purchase and Sale Agreement.

(b) Acceptance and Assumption. By the execution of this Amendment, OPH expressly accepts OILP’s assignment of all of the rights arising from or related to the Purchase and Sale Agreement and expressly agrees to pay, perform, discharge and otherwise fulfill all of the duties and obligations of OILP under the Purchase and Sale Agreement.

4. Exhibits.

(a) Exhibit 1.2 of the Purchase and Sale Agreement is hereby replaced in its entirety by Exhibit 1.2 to this Amendment.

(b) Exhibit 2.6 of the Purchase and Sale Agreement is hereby replaced in its entirety by Exhibit 2.6 to this Amendment.

(c) Exhibit 2.10 of the Purchase and Sale Agreement is hereby replaced in its entirety by Exhibit 2.10 to this Amendment.

5. Further Assurances. The Parties agree to make such additional amendments or modifications to the Purchase and Sale Agreement, and to execute and deliver such additional documents and take such other and further action, as may reasonably be necessary to effect the restructuring of the Purchase and Sale Agreement as described in this Amendment.

6. Ratification. Except as expressly set forth herein, all other terms and conditions of the Purchase and Sale Agreement shall remain unmodified and in full force and effect, and the Parties hereby confirm and ratify such terms and conditions and agree to perform and comply with the same.

7. Severability. If any provision of this Amendment is invalid or unenforceable, the balance of this Amendment shall remain in effect.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9. Governing Law. This Amendment shall be construed under and governed by the internal laws of the State of Oklahoma without regard to conflicts of laws provisions.

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed as of the date set forth above by their duly authorized representatives.

ONEOK PARTNERS INTERMEDIATE LIMITED PARTNERSHIP

By:	ONEOK Partners GP, L.L.C.,
its general partner

By:	/s/ John W. Gibson
Name:	John W. Gibson
Title:	President and Chief
Operating Officer

WILLIAMS FIELD SERVICES COMPANY, LLC

By:	/s/ Alan S. Armstrong
Name:	Alan S. Armstrong
Title:	Senior Vice President and
General Manager

ONEOK OVERLAND PASS HOLDINGS, L.L.C.

By:	/s/ John W. Gibson
Name:	John W. Gibson
Title:	President